EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2006 (which reports (1) express an unqualified  opinion on the financial statements and financial statement schedules and include an explanatory paragraph relating to the revision of the cash flow statement as discussed in Note 3 (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), relating to the financial statements and financial statement schedule of Lipid Sciences, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lipid Sciences, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
January 5, 2007